Exhibit 3.2

ARTICLES OF AMENDMENT
TO THE
AMENDEND AND RESTATED
ARTICLES OF INCORPORATION
OF
PETMED EXPRESS, INC.

Pursuant to Section 607.1008 of the Florida Business Corporation Act (the “Florida Act”), the undersigned President of PETMED EXPRESS, INC., a corporation organized and existing under and by virtue of the Florida Act (the “Corporation”), does hereby certify:

FIRST: That pursuant to Written Consents of the Board of Directors and the holder of a majority of the Corporations issued and outstanding voting securities, the Board of Directors and majority shareholders approved the amendment to the Corporation’s Amended and Restated Articles of Incorporation as follows:

The first and second paragraphs of Article IV of the Amended and Restated Articles of Incorporation of this Corporation are amended to read in its entirety as follows:

“ARTICLE IV.
CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be forty-five million (45,000,000) shares which are to be divided into two classes as follows:

40,000,000 shares of Common Stock with a par value $.001 per share, and 5,000,000 shares of preferred stock with a par value of $.001 per share.”

SECOND: The foregoing amendment was adopted by a Written Consent of the Board of Directors and the holder of a majority of the issued and outstanding voting securities of the Corporation dated May 16, 2001, pursuant to Sections 607.0821 and 607.0704 of the Florida Act. The number of votes cast for the amendment to the Corporation’s Amended and Restated Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation as of June 6, 2001.

PETMED EXPRESS, INC.,
/S/ Marc A. Puleo
By: Marc A. Puleo, M.D. President